SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)
(Amendment No. 3)1
PlanetOut Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
727058 10 9
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☑ Rule 13d-1(d)
1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	727058 10 9	13G	Page	2	of	22	pages.

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		91,484

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		91,484

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	91,484

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.2%

12	TYPE OF REPORTING PERSON

	PN

Page 2 of 22 pages.

CUSIP No.	727058 10 9	13G	Page	3	of	22	pages.

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X Management, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		105,952

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

105,952

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

105,952

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.6%

12	TYPE OF REPORTING PERSON

OO

Page 3 of 22 pages.

CUSIP No.	727058 10 9	13G	Page	4	of	22	pages.

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X Annex, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,343

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

5,343

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,343

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12	TYPE OF REPORTING PERSON

OO

Page 4 of 22 pages.

CUSIP No.	727058 10 9	13G	Page	5	of	22	pages.

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield X Annex Management, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		5,343

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

5,343

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,343

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12	TYPE OF REPORTING PERSON

OO

Page 5 of 22 pages.

CUSIP No.	727058 10 9	13G	Page	6	of	22	pages.

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Associates Fund V, a Delaware Limited Partnership

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		3,523

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

3,523

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,523

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.1%

12	TYPE OF REPORTING PERSON

PN

Page 6 of 22 pages.

CUSIP No.	727058 10 9	13G	Page	7	of	22	pages.

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Principals Fund, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		10,945

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

10,945

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

10,945

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.3%

12	TYPE OF REPORTING PERSON

OO

Page 7 of 22 pages.

CUSIP No.	727058 10 9	13G	Page	8	of	22	pages.

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Yogen K. Dalal

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		111,295

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

111,295

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

111,295

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.7%

12	TYPE OF REPORTING PERSON

IN

Page 8 of 22 pages.

CUSIP No.	727058 10 9	13G	Page	9	of	22	pages.

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Kevin A. Fong

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		111,295

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

111,295

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

111,295

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.7%

12	TYPE OF REPORTING PERSON

IN

Page 9 of 22 pages.

CUSIP No.	727058 10 9	13G	Page	10	of	22	pages.

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) William D. Unger

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		111,295

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

111,295

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

111,295

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.7%

12	TYPE OF REPORTING PERSON

IN

Page 10 of 22 pages.

CUSIP No.	727058 10 9	13G	Page	11	of	22	pages.

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Wendell G. Van Auken, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		111,295

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

111,295

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

111,295

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.7%

12	TYPE OF REPORTING PERSON

IN

Page 11 of 22 pages.

CUSIP No.	727058 10 9	13G	Page	12	of	22	pages.

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) A. Grant Heidrich, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		111,295

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

111,295

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

111,295

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.7%

12	TYPE OF REPORTING PERSON

IN

Page 12 of 22 pages.

CUSIP No.	727058 10 9	13G	Page	13	of	22	pages.

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) David J. Ladd

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		111,295

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

111,295

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

111,295

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.7%

12	TYPE OF REPORTING PERSON

IN

Page 13 of 22 pages.

CUSIP No.	727058 10 9	13G	Page	14	of	22	pages.

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Robert T. Vasan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		111,295

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

111,295

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

111,295

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.7%

12	TYPE OF REPORTING PERSON

IN

Page 14 of 22 pages.

CUSIP No.	727058 10 9	13G	Page	15	of	22	pages.

1	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Allen L. Morgan

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.

	5	SOLE VOTING POWER

NUMBER OF		150

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		111,295

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		150

WITH	8	SHARED DISPOSITIVE POWER

		111,295

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	111,445

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.7%

12	TYPE OF REPORTING PERSON

	IN

Page 15 of 22 pages.

Item 1.
(a)	Name of Issuer:

PlanetOut Inc.

(b)	Address of Issuer’s Principal Executive Offices:

1355 Sansome Street San Francisco, CA 94111
Item 2.
(a)	Name of Persons Filing:

Mayfield X, a Delaware Limited Partnership
Mayfield X Management, L.L.C.
Mayfield X Annex, a Delaware Limited Partnership
Mayfield X Annex Management, L.L.C.
Mayfield Associates Fund V, a Delaware Limited Partnership
Mayfield Principals Fund, L.L.C.
Yogen K. Dalal
Kevin A. Fong
William D. Unger
Wendell G. Van Auken, III
A. Grant Heidrich, III
David J. Ladd
Robert T. Vasan
Allen L. Morgan

(b)	Address of Principal Business Office:

c/o Mayfield Fund 2800 Sand Hill Road, Suite 250 Menlo Park, CA 94025

(c)	Citizenship:

Mayfield X, a Delaware Limited Partnership, Mayfield X Annex, a Delaware Limited Partnership, and Mayfield Associates Fund V, a Delaware Limited Partnership, are Delaware limited partnerships.

Mayfield X Management, L.L.C., Mayfield X Annex Management, L.L.C. and Mayfield Principals Fund, L.L.C. are Delaware limited liability companies.

The individuals listed in Item 2(a) are U.S. citizens.

Page 16 of 22 pages.

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number:

727058 10 9

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
Not applicable
Item 4.   Ownership.
The information regarding ownership as set forth in Items 5-9 of Pages 2-15 hereto, is hereby incorporated by reference.

For a summary of total ownership by all Reporting Persons, see Exhibit 3 hereto.

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.
Item 8.   Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.
Item 10.  Certification.
Not applicable.

Page 17 of 22 pages.

SIGNATURES
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 14, 2008

MAYFIELD X, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield X Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD X MANAGEMENT, L.L.C.
By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD X ANNEX, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield X Annex Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD X ANNEX MANAGEMENT, L.L.C.
By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND V, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield X Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

Page 18 of 22 pages.

MAYFIELD PRINCIPALS FUND, L.L.C.
By:	Mayfield X Management, L.L.C.
Its Managing Director

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

YOGEN K. DALAL
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

KEVIN A. FONG
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WILLIAM D. UNGER
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WENDELL G. VAN AUKEN, III
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

DAVID J. LADD
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

ALLEN L. MORGAN
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

Page 19 of 22 pages.

EXHIBIT INDEX

Exhibit 1 -	“JOINT FILING AGREEMENT” is hereby incorporated by reference to Exhibit 1 to the Statement on Schedule 13G dated February 14, 2005.

Exhibit 2 -	“POWERS OF ATTORNEY” are hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 14, 2005.

Exhibit 3 -	OWNERSHIP SUMMARY

Page 20 of 22 pages.

EXHIBIT 3

	Number of				Percent of Class
	Shares		Number of Shares		Beneficially
Name of Reporting Person	(Direct)		(Indirect)		Owned (1)
Mayfield X, a Delaware Limited Partnership	91,484	(2)	-0-		2.2%
Mayfield X Management, L.L.C.			105,952	(2) (4) (5)	2.6%
Mayfield X Annex, a Delaware Limited Partnership	5,343	(3)	-0-		0.1%
Mayfield X Annex Management, L.L.C.	-0-		5,343	(3)	0.1%
Mayfield Associates Fund V, a Delaware Limited Partnership	3,523	(4)	-0-		0.1%
Mayfield Principals Fund, L.L.C.	10,945	(5)	-0-		0.3%
Yogen K. Dalal	-0-		111,295	(6)	2.7%
Kevin A. Fong	-0-		111,295	(6)	2.7%
William D. Unger	-0-		111,295	(6)	2.7%
Wendell G. Van Auken, III	-0-		111,295	(6)	2.7%
A. Grant Heidrich, III	-0-		111,295	(6)	2.7%
David J. Ladd	-0-		111,295	(6)	2.7%
Robert T. Vasan	-0-		111,295	(6)	2.7%
Allen L. Morgan	150	(7)	111,445	(6)	2.7%
Total	111,445				2.7%

(1)	The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of shares outstanding as reported in the Issuer’s Form 10-Q for the period ended September 30, 2007 (“outstanding shares”).

(2)	Represents shares held directly by Mayfield X, a Delaware Limited Partnership (“Mayfield X”), of which Mayfield X Management, L.L.C. (“Mayfield X Management”) is the sole general partner.

(3)	Represents shares held directly by Mayfield X Annex, a Delaware Limited Partnership (“Mayfield X Annex”), of which Mayfield X Annex Management, L.L.C. (“Mayfield X Annex Management”) is the sole general partner.

(4)	Represents shares held directly by Mayfield Associates Fund V, a Delaware Limited Partnership (“Mayfield Associates V), of which Mayfield X Management is the sole general partner.

(5)	Represents shares held directly by Mayfield Principals Fund, L.L.C. (“Mayfield Principals Fund”), of which Mayfield X Management is the sole managing director.

(6)	Includes shares held directly by Mayfield X, Mayfield X Annex, Mayfield Associates V and Mayfield Principals Fund. The individual Reporting Persons are Managing Directors of Mayfield X Management, which is the sole general partner of Mayfield X and Mayfield Associates V, and the sole managing director of Mayfield Principals Fund. The individual Reporting Persons also are Managing Directors of Mayfield X Annex Management, which is the sole general partner of Mayfield X Annex. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield X Management, Mayfield X Annex Management, Mayfield X, Mayfield X Annex, Mayfield Associates V and Mayfield Principals Fund, but disclaim such beneficial ownership.

Page 21 of 22 pages.

(7)	Shares held directly by Mr. Morgan.

Page 22 of 22 pages.